EXHIBIT 99.1

FOR IMMEDIATE RELEASE

NACEL Energy Announces Key Officer and Director Appointments – CFO Andre Schwegler and Director Mark Schaftlein

PHOENIX, AZ – Monday, January 11, 2010 – The Board of Directors of NACEL Energy Corporation (OTC BB: “NCEN”) (FRANKFURT: “4FC”) today is pleased to announce two outstanding appointments; Andre Schwegler, incoming Chief Financial Officer, and Mark Schaftlein, new member of the Board of Directors.

Andre Schwegler

Andre Schwegler’s association with NACEL Energy began in June, 2009.  Mr. Schwegler was initially retained by the Company, through an investment banking agreement with European American Equities, Inc. of New York. Under this agreement, Mr. Schwegler served the Company in an advisory capacity with a dual mandate; the structuring of equity and debt financing, and additionally, expanding and building relationships with wind sector-specific banks and investment funds.

Following NACEL Energy’s recent closing of a convertible debenture and warrant financing with a prominent institutional investor (see Company’s Form 8-K filed on November 24, 2009), Mr. Schwegler then chose to strengthen and formalize his relationship with the Company and accepted the position of Chief Financial Officer.

Andre Schwegler has 12 years of corporate finance and investment banking experience, having specialized in institutional private placements for publicly traded companies since 1997, most recently as a licensed securities representative and investment banker with European American Equities, Inc. (EAE), a New York-based boutique investment bank with notable expertise in the conventional and alternative energy sectors. Since 2003, he served as lead or participating banker with EAE in more than 25 transactions, totaling approximately $200 million in equity capital financing for public companies, in a broad range of industry sectors.

In addition to his success as an investment banker, Mr. Schwegler also brings extensive financial, analytical and operational business expertise and leadership skills to NACEL Energy.  Mr. Schwegler began his career in 1978 with Arthur Andersen Consulting (now known as Accenture) as a Management Information Systems consultant.  During the period from 1982 to 1997, he held various management and sales executive positions and was a board member of three privately held telecommunications companies. Mr. Schwegler earned his Bachelor of Science degree in Business and Engineering from Clarkson University in 1978.

EXHIBIT 99.1

Mark Schaftlein

Mark Schaftlein’s association with NACEL Energy began in early 2009, initially in a consultant role focused upon improving the Company’s management, financial and corporate structures. In July 2009, Mr. Schaftlein then chose to strengthen and formalize his relationship with the Company and accepted the position of Chief Financial Officer (see Company’s Form 8-K filed on July 20, 2009).

In accepting his appointment to NACEL Energy’s Board of Directors, Mr. Schaftlein continues to contribute the counsel of his years of public company and business experience, while at the same enables the appointment of incoming Chief Financial Officer, Andre Schwegler.

Similarly, in relinquishing his Board membership to accommodate the appointment of Mr. Schaftlein, NACEL Energy co-founder Brian Lavery has, once again, acted in the broader interests of all shareholders. The Company thanks Mr. Lavery for his years of Board service.

Mark Schaftlein is the founder and Chief Executive Officer of Capital Consulting, Inc., a firm which for the past 8 years, has assisted public companies in the areas of capital sourcing and business strategy. In addition to NACEL Energy, Mr. Schaftlein has also previously served in officer and director capacities with other public companies including Far East Energy Corporation and SP Holdings (later Organic to Go).

From 1982 to 2000, Mr. Schaftlein held a number of management positions in the banking industry, initially with Citicorp through 1992, then Fleet Financial, National Lending Center and Westmark Group Holdings from 1995 to 2000.  During his tenure at Westmark, Mr. Schaftlein served as CEO and helped it achieve $100M in corporate financing. Mr. Schaftlein earned a degree in Business Administration from Western Kentucky University in 1980.

About NACEL Energy Corporation (OTC BB: NCEN)

NACEL Energy is one of the first publicly traded companies in America exclusively developing clean, renewable, utility scale wind power. NACEL Energy has commenced work on its latest Snowflake project in Arizona in addition to Leila Lakes, Hedley Pointe, Swisher, Channing Flats and Blue Creek, all located in the Texas Panhandle.  NACEL Energy currently anticipates generating an aggregate 130 MW, or more, of new wind power upon their completion. In addition, the Company is currently assessing the feasibility of additional project opportunities in Kansas and Illinois. NACEL Energy was founded in 2006 and successfully completed its IPO in December of 2007.

For more information visit our website www.nacelenergy.com

EXHIBIT 99.1

NACEL Energy
The WIND POWER COMPANY TM

Notice regarding Forward-Looking Statements

Statements in this press release relating to NACEL Energy’s plans, strategies, economic performance and trends, projections of results of specific activities, and other statements that are not descriptions or historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors inherent in NACEL Energy’s business. Forward-looking statements may be identified by words such as “should,” ”may,” “will,” “anticipate,” “expect,” “estimate,” “intend” or “continue,” or comparable words or phrases. This press release cautions that NACEL Energy must undertake and complete many steps in the development model before the generation of wind energy can commence. Among the numerous items which have to be completed in this regard include, without limitation, obtaining pertinent agreements and permits, construction of project facilities, satisfying financial requirements and other burdens. Interested persons are encouraged to read the SEC reports of NACEL Energy, particularly its Annual Report on Form 10-K for the fiscal year ended March 31, 2009 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, for meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.

Contact:

NACEL Energy Shareholder Services
1-888-242-5848